Exhibit 99.1

	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR SECOND QUARTER FISCAL 2011

—    Second Quarter Revenue of $127 Million

—    $51 Million of Cash at Quarter End

—    Debt Restructuring Completed

—    Reaffirms Fiscal 2011 EBITDA Guidance

SOUTH JORDAN, UTAH, MAY 9, 2011 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its March 31, 2011 quarter, the second quarter of fiscal 2011.

Second Quarter Fiscal 2011 Summary

The Company’s second quarter 2011 revenue of $127.1 million decreased 1% compared to $128.2 million for the quarter ended March 31, 2010. Adjusted EBITDA in the March 2011 quarter was $3.9 million, declining from $12.6 million in the March 2010 quarter. Gross profit decreased from $27.5 million in the March 2010 quarter to $17.5 million in the March 2011 quarter. The operating loss in the March 2011 quarter was $(71.7) million, compared to $(4.3) million in the March 2010 quarter. The net loss in the March 2011 quarter was $(156.2) million, or $(2.58) per diluted share, compared to a net loss of $(13.0) million, or $(0.22) per diluted share in 2010.

There were several non-routine charges in the March 2011 quarter that contributed to the loss recorded in the period, including:

•	$68.9 million - interest and fees related to our senior debt refinancing

•	$37.0 million - impairment of coal cleaning assets

•	$15.0 million - recording the final trial court judgment in the Boynton litigation

•	$ 6.2 million - restructuring charges

These non-routine charges total $127.1 million.

Second Quarter Fiscal 2011 Highlights

•	Debt refinancing completed, reducing financial risk, improving cash flow and lowering interest expense

•	HCAT® sales totaled over $4 million as commercialization continues

•	Restructuring implemented to improve annual operating income by approximately $5 million

•	Light building products price increase implemented to offset increasing raw material costs

•	Settled Fiscal 2005-2008 IRS audits with no adjustment to Section 45 credits

Six Months Ended March 31, 2011

Our total revenue for the six months ended March 31, 2011 was $281.8 million, up 5% from $267.8 million for 2010. Gross profit decreased 11%, from $56.9 million in 2010 to $50.4 million in 2011. The operating loss increased from $(10.6) million in 2010 to $(74.2) million in 2011, and the net loss increased from $(26.9) million, or a diluted loss per share of $(0.45) in 2010, to a net loss of $(176.8) million, or $(2.93) per diluted share, in 2011. For the six months ended March 31, 2011, adjusted EBITDA was $21.7 million, consistent with the seasonal forecast based on 25%-30% adjusted EBITDA expected in the first half of the year and guidance of $85 to $100 million of adjusted EBITDA.

CEO Commentary

“Headwaters’ second quarter was challenging from a couple of perspectives,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “First, higher energy costs drove increased raw materials, freight, and production costs which negatively impacted our margins. We have instituted price increases to recover some of these costs, however, there is a lag effect that will cause continued near term margin pressure. Second, adverse weather conditions in January and February affected our fly ash and siding accessories sales in the Midwest and Northeast. On a positive note, we are seeing improvements in our fly ash and light building product sales in Texas and throughout the southern part of the country. We are also experiencing improvements in our energy technology segment, primarily due to the sale of our HCAT catalyst.”

Refinancing of 11.375% Notes

During the March 2011 quarter Headwaters retired its outstanding 11.375% Senior Secured Notes (due 2014) through issuing $400 million of 7.625% Senior Secured Notes (due 2019). The new 7.625% notes have substantially the same terms as the former debt. There are multiple benefits from the refinancing:

•	Extending maturity of senior secured notes from 2014 to 2019

•	Increasing annual free cash flow by $6.8 million

•	Reducing annual interest expense by $8.3 million

•	Improving debt service coverage ratios

Prior to refinancing, Headwaters had $476.6 million of debt scheduled to mature in calendar 2014. As a result of the refinancing, scheduled 2014 maturities have decreased to $148.3 million, significantly reducing Headwaters’ refinancing risk profile. Additionally, should Headwaters choose to issue subordinated debt in the future, the extended maturities will provide Headwaters with greater flexibility and improved risk metrics.

March 2011 Quarter Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margin
Light Building Products	$62.7 million	$2.1 million	3.3%
Heavy Construction Materials	$45.1 million	$3.9 million	8.6%
Energy Technology	$19.4 million	$2.0 million	10.3%

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. We brand and bring to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Revenues from Headwaters’ light building products segment in the March 2011 quarter increased approximately $1.4 million, or 2%, to $62.7 million, compared to the March 2010 quarter. The increase was the result of higher sales from our manufactured architectural stone and concrete block categories. Sales in our siding accessories category declined approximately 4% in 2011, due to adverse weather conditions in the Northeast and Midwest and continued slowness in end markets. Gross margins decreased to 14% in the March 2011 quarter, down from 24% in the March 2010 quarter. The decrease was due primarily from the impact of $3.2 million of restructuring costs, an increase in transportation costs, materials, and production costs of $2.1 million, and other miscellaneous items. Adjusted EBITDA decreased from $5.7 million in March 2010 to $2.1 million in March 2011. The decrease in Adjusted EBITDA was primarily the result of cost increases totaling $3.5 million, including freight, materials and production costs of $2.1 million and other SG&A costs.

The $6.2 million in total restructuring costs ($1.6 million of which is cash) were incurred due to the elimination of certain administrative functions, operating lines, and the consolidation of locations. The expenses included severance, acceleration of rent and depreciation, and shut down costs. The expected annual benefits to operating income associated with the restructuring costs include reduction in salary, rent, depreciation, and transportation totaling approximately $5.0 million ($4.3 million of which is cash). In addition to the benefits associated with the restructuring, the Company has implemented a price increase in its siding accessories line to help recoup some of the increased costs associated with higher oil prices.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the March 2011 quarter were $45.1 million, a decrease of $2.2 million, or 5%, from the March 2010 quarter. The revenue decrease was due to the completion of a major service project and to one of our service customers filing for bankruptcy protection, creating an interruption of services. Gross profit was $7.6 million in the March 2011 quarter, compared to $8.9 million in 2010, and operating income was $0.3 million in 2011 compared to $2.2 million in 2010. Adjusted EBITDA also decreased from $5.9 million in March 2010 to $3.9 million in March 2011. The decline in revenue, sales mix, and a $0.4 million bad debt charge related to the customer bankruptcy filing were the primary drivers in the decline in operating income and Adjusted EBITDA.

Development of proposals by the U.S. Environmental Protection Agency to regulate coal ash disposal under either Subtitle C or Subtitle D of RCRA continues at a slow pace. The EPA has informally estimated that it could take another year to evaluate the 450,000 comments received last year during the public comment period. Additionally, the EPA has indicated that it will reopen comments on information received during the public comment period.

Members of Congress have expressed interest in resolving the EPA controversy through legislation. Two bills filed in the U.S. House of Representatives during April – HR 1391 and HR 1405 – as currently drafted, would allow EPA rulemaking activities to continue, but prohibit the use of Subtitle C in those proceedings. HR 1391 has attracted 33 bipartisan co-sponsors and has already been the subject of a subcommittee hearing.

Energy Technology Segment

Headwaters Energy Services adds value to coal by upgrading waste coal into a marketable product. In addition to coal cleaning, Headwaters is also involved in heavy oil upgrading, transforming coal to liquids, and ethanol production.

Revenues from coal sales in the March 2011 quarter were $12.1 million, compared to $12.4 million in the March 2010 quarter. Coal sales revenue would have been $2.8 million higher in the March 2011 quarter except for a change in methodology for reporting revenue at one facility. Headwaters determined that it would be appropriate to conform revenue recognition at the Pinnacle facility to the methodology used at its other facilities, recognizing revenue net of certain revenue sharing costs. Historically, Pinnacle’s revenues and costs, which have not been material, have been reported on a gross basis. For the March 2011 quarter, Headwaters sold 349,000 tons of coal at an average price per ton of $34 (the price per ton using a gross revenue approach for Pinnacle would have been $42). For the March 2010 quarter, Headwaters sold 340,000 tons of coal at an average price per ton of $33 (the price per ton using a gross revenue approach for Pinnacle would have been $35).

Headwaters is currently operating 8 of its 11 coal cleaning facilities, and due to the ongoing situation of idled facilities and other factors, Headwaters estimated and recorded an asset impairment charge for the coal cleaning facilities of $37.0 million in the quarter. In addition, based on the recent final trial court judgment in the Boynton litigation, a $15.0 million expense was recorded, which was consistent with prior jury verdicts.

Sales of Headwaters’ proprietary HCAT technology grew from $0 in the March 2010 quarter to $4.5 million in the March 2011 quarter due to usage of HCAT at two refineries. Interest in the technology has increased due to the positive operating impact HCAT has had at the Neste refinery. Additional refineries have sought proposals from Headwaters. As technical risks have been eliminated, refineries are seeking to improve operating performance through the use of HCAT.

The operating loss in Headwaters’ energy segment, excluding the asset impairment and litigation expense, was $(2.5) million in the March 2011 quarter compared to $(1.8) million in the March 2010 quarter. The March 2010 quarter included revenue and operating income of $4.2 million related to Headwaters’ interest in its South Korean hydrogen peroxide facility (which was sold in August 2010) and revenue from the sale of RINS ethanol credits which ended in the September 2010 quarter. After reflecting the sale of our hydrogen peroxide facility interests and the end of RINS credits, operating income in the energy segment improved from $(6.0) million in March 2010 to $(2.5) million in March 2011. The energy segment’s Adjusted EBITDA for the March 2011 quarter was $2.0 million.

Income Taxes

In fiscal 2011, Headwaters does not anticipate recognizing income tax benefits attributable to its pre-tax operating loss and tax credits, as compared to fiscal year 2010 when tax benefits were fully recognized. In the March 2011 quarter, Headwaters recorded income tax expense, primarily attributable to state income taxes, even though there was a pre-tax loss of $154.4 million. The estimated effective income tax rate for fiscal 2011 is currently expected to be approximately negative (1)%, due primarily to the combination of not recognizing benefit for expected pre-tax losses and tax credits, but recognizing state income taxes in certain state jurisdictions where we expect to generate taxable income.

Outlook

“In the latter part of 2010 and in the first half of 2011 we noted a stabilization of our business, with sales appearing to have flattened and showing signs of modest recovery,” said Don P. Newman, Headwaters’ Chief Financial Officer. “ While the December and March quarters typically represent 25% - 30% of our total adjusted EBITDA for the year, our 2011 results will depend upon the continued recovery and strength of our end markets. Based on somewhat soft April sales, and particularly for our light building products segment, our end markets may have stabilized but they do not appear to have materially strengthened.”

“We remain cautiously optimistic that we will meet our fiscal year 2011 EBITDA guidance range of $85 to $100 million,” said Mr. Newman, “and that conditions in our end markets will improve in the second half of the year. We also expect to see some benefit from our price increase in light building products and reduced expenses from our restructuring activities. We will continue to monitor the performance of our business closely and provide the appropriate guidance during the remainder of the year.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables.

Adjusted EBITDA – Consolidated

(in millions)	Quarter Ended		Six Months Ended
	3/31/2010	3/31/2011	3/31/2010	3/31/2011
Net income (loss)	$(13.0)	$(156.2)	$(26.9)	$(176.9)
Net interest expense	16.0	82.7	33.4	99.7
Income taxes, as defined	(6.4)	3.4	(13.4)	7.8
Depreciation, amortization, and stock-based compensation	16.0	17.1	31.5	33.3
Foreign currency translation gain	(1.6)	0.0	(2.3)	0.0
Non-recurring banking fees	0.0	0.0	3.3	0.0
Litigation settlement / accrual	1.6	15.0	1.6	15.0
Coal cleaning asset impairment	0.0	37.0	0.0	37.0
Restructuring and other severance	0.0	4.9	0.0	5.9

Adjusted EBITDA	$12.6	$3.9	$27.2	$21.8

Adjusted EBITDA by segment
Light building products	$5.7	$2.1	$16.6	$8.7
Heavy construction materials	5.9	3.9	15.3	15.7
Energy technology	3.1	2.0	1.2	5.3
Corporate	(2.1)	(4.1)	(5.9)	(7.9)

Adjusted EBITDA	$12.6	$3.9	$27.2	$21.8

Adjusted EBITDA – Light Building Products Segment

(in millions)	Quarter Ended		Six Months Ended
	3/31/2010	3/31/2011	3/31/2010	3/31/2011
Operating income (loss)	$(2.2)	$(13.0)	$(0.8)	$(15.2)
Other income (expense)	0.0	0.0	1.2	0.0
Depreciation, amortization, and stock-based compensation	7.9	10.2	16.2	19.0
Restructuring and other severance	0.0	4.9	0.0	4.9

Adjusted EBITDA	$5.7	$2.1	$16.6	$8.7

Adjusted EBITDA – Heavy Construction Materials Segment

(in millions)	Quarter Ended		Six Months Ended
	3/31/2010	3/31/2011	3/31/2010	3/31/2011
Operating income	$2.2	$0.3	$8.0	$8.1
Other income (expense)	0.0	0.0	0.0	0.4
Depreciation, amortization, and stock-based compensation	3.7	3.6	7.3	7.2

Adjusted EBITDA	$5.9	$3.9	$15.3	$15.7

Adjusted EBITDA – Energy Technology Segment

(in millions)	Quarter Ended		Six Months Ended
	3/31/2010	3/31/2011	3/31/2010	3/31/2011
Operating income (loss)	$(1.8)	$(54.5)	$(7.9)	$(57.3)
Other income (expense)	(0.1)	0.0	0.0	0.0
Depreciation, amortization, and stock-based compensation	4.0	2.8	7.2	6.0
Foreign currency translation gain	(1.6)	0.0	(2.3)	0.0
Income tax credits generated	1.0	1.7	2.6	4.6
Litigation settlement / accrual	1.6	15.0	1.6	15.0
Coal cleaning asset impairment	0.0	37.0	0.0	37.0

Adjusted EBITDA	$3.1	$2.0	$1.2	$5.3

TTM Adjusted EBITDA – Consolidated

(in millions)	Twelve Months Ended
	9/30/2009	9/30/2010	3/31/2011
Net income (loss)	$(425.7)	$(49.5)	$(199.5)
Net interest expense	46.1	71.6	137.9
Income taxes, as defined	(82.0)	(28.2)	(7.0)
Depreciation, amortization, and stock-based compensation	71.7	65.4	67.2
Foreign currency translation gain	(1.7)	(2.9)	(0.5)
Goodwill impairment	465.7	0.0	0.0
Additional book gain on convertible debt exchange	2.0	0.0	0.0
Non-recurring banking fees	0.0	3.3	0.0
Litigation settlement / accrual	0.0	1.6	15.0
Gain on sale of South Korean joint venture	0.0	(3.9)	(3.9)
Asset impairments	0.0	38.0	75.0
Restructuring and other severance	0.0	0.0	5.9

TTM Adjusted EBITDA	$76.1	$95.4	$90.1

TTM Adjusted EBITDA by Segment

Light building products	$45.6	$52.3	$44.4
Heavy construction materials	60.4	51.4	51.9
Energy technology	(16.0)	6.6	10.7
Corporate	(13.9)	(14.9)	(16.9)

TTM Adjusted EBITDA	$76.1	$95.4	$90.1

Liquidity and Long-term Debt

The components of our long-term debt as of March 31, 2011, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate		Maturity or Put Date
Senior secured notes	$400.0	7.625%		April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%		November 2013
Convertible senior subordinated notes, net of discounts	8.8 103.9 25.2	16 2.5 14.75	% % %	June 2012 February 2014 February 2014

Total	$537.9

We had approximately $50.7 million of cash on hand at March 31, 2011 and total liquidity in excess of $100.0 million, which reflects the impact of Headwaters providing a $16.1 million bond to the court related to the recently announced Boynton judgment. Other than the 2012 put date associated with our 16% debt, we have no debt maturities until 2014.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 16, 2011, by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4438031.

About Headwaters Incorporated

Headwaters Incorporated is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2010, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

###

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2010	2011	2010	2011
Revenue:
Light building products	$61,255	$62,677	$132,486	$132,386
Heavy construction materials	47,272	45,096	103,147	108,311
Energy technology	19,627	19,362	32,167	41,139

Total revenue	128,154	127,135	267,800	281,836
Cost of revenue:
Light building products	46,698	53,831	99,336	107,680
Heavy construction materials	38,396	37,509	81,789	85,861
Energy technology	15,534	18,253	29,764	37,938

Total cost of revenue	100,628	109,593	210,889	231,479

Gross profit	27,526	17,542	56,911	50,357
Operating expenses:
Amortization	5,578	5,606	11,189	11,153
Research and development	1,858	2,835	3,773	4,780
Selling, general and administrative	24,399	42,834	52,586	70,610
Asset impairments	0	38,000	0	38,000

Total operating expenses	31,835	89,275	67,548	124,543

Operating loss	(4,309)	(71,733)	(10,637)	(74,186)
Net interest expense	(16,019)	(82,689)	(33,439)	(99,683)
Other income (expense), net	(102)	8	1,178	328

Loss before income taxes	(20,430)	(154,414)	(42,898)	(173,541)
Income tax benefit (provision)	7,400	(1,740)	15,970	(3,300)

Net loss	$(13,030)	$(156,154)	$(26,928)	$(176,841)

Basic loss per share	$(0.22)	$(2.58)	$(0.45)	$(2.93)

Diluted loss per share	$(0.22)	$(2.58)	$(0.45)	$(2.93)

Weighted average shares outstanding — basic	59,944	60,423	59,922	60,375

Weighted average shares outstanding — diluted	59,944	60,423	59,922	60,375

Operating income (loss) by segment:
Light building products	$(2,210)	$(12,989)	$(802)	$(15,237)
Heavy construction materials	2,191	301	8,031	8,131
Energy technology	(1,818)	(54,547)	(7,852)	(57,304)
Corporate	(2,472)	(4,498)	(10,014)	(9,776)

Total	$(4,309)	$(71,733)	$(10,637)	$(74,186)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	March 31,
	2010	2011
Assets:
Current assets:
Cash and cash equivalents	$90,984	$50,689
Trade receivables, net	92,279	67,885
Inventories	40,848	42,067
Other	21,156	12,802

Total current assets	245,267	173,443

Property, plant and equipment, net	268,650	226,729
Intangible assets, net	183,371	175,393
Goodwill	115,999	115,999
Other assets	75,687	75,251

Total assets	$888,974	$766,815

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,412	$12,632
Accrued liabilities	82,892	76,321

Total current liabilities	98,304	88,953

Long-term debt	469,875	537,891
Income taxes	23,820	14,613
Other long-term liabilities	15,034	17,608

Total liabilities	607,033	659,065

Stockholders’ equity:
Common stock - par value	60	61
Capital in excess of par value	633,171	635,610
Retained earnings (accumulated deficit)	(350,940)	(527,781)
Other	(350)	(140)

Total stockholders’ equity	281,941	107,750

Total liabilities and stockholders’ equity	$888,974	$766,815